Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is made and entered into this 1st day January, 2026, by and between South Dakota Soybean Processors, LLC, a South Dakota limited liability company (“SDSP”), and Thomas J. Kersting (“Employee”).

RECITALS

A.    SDSP desires to employ Employee as its Chief Executive Officer, and Employee desires to be employed by SDSP in this capacity.
B.    SDSP and Employee desire that their employment relationship be governed by the terms and conditions of this Agreement, and that the terms of this Agreement supersede and replace that Employment Agreement dated January 1, 2023.
NOW, THEREFORE, the parties agree as follows:
1.Employment. SDSP hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.
2.Duties. Employee shall be engaged in full-time employment by SDSP as SDSP’s Chief Executive Officer. Employee shall use Employee’s best efforts to promote the interests of SDSP and shall devote such time, energy and skill as may be required to perform Employee’s duties under this Agreement. The duties and responsibilities of Employee shall include those duties and responsibilities consistent with Employee’s employment position with SDSP and such other duties and responsibilities that SDSP, acting through its Board of Managers, from time to time may assign to Employee. If requested by SDSP’s Board of Managers, Employee’s duties shall include general management and oversight of any affiliates of SDSP, including High Plains Processing, LLC.
3.Other Activities. Employee shall devote substantially all of Employee’s working time and efforts during the normal business hours of SDSP to the business and affairs of SDSP and to the diligent and faithful performance of the duties and responsibilities assigned to Employee pursuant to this Agreement. Employee may not engage in any other activity that conflicts with Employee’s obligations to SDSP.
4.Review. Employee shall undergo annual performance reviews. Such reviews shall be conducted by SDSP’s Board of Managers and shall be held on or about January 15 of each year or as soon thereafter as may be scheduled by the Board of Managers.
5.Base Salary. For all services to be rendered by Employee to SDSP pursuant to this Agreement, SDSP shall pay Employee a base salary (the “Base Salary”) of $440,000 per year for each calendar year during the term of this Agreement. Employee acknowledges and agrees the Base Salary will not be increased during the term of this Agreement, provided, however, the parties agree that, in the event there is a material change in Employee’s job duties, the Board of Directors of SDSP and Employee will discuss a potential modification to the Base Salary but neither party shall be required to agree to any modification thereto. The Base Salary shall be paid in periodic installments in accordance with SDSP’s regular payroll practices. The Base Salary shall be subject to tax and other deductions and withholdings as required by law.
Employment Agreement

Exhibit 10.1
6.Profit Sharing. In addition to the Base Salary paid to Employee, SDSP shall pay to Employee an annual profit sharing bonus based on the net income of SDSP during the most recently completed fiscal year, to be paid during the first quarter of the following year. The first profit sharing bonus paid under this section will be for the 2026 fiscal year, payable during the first quarter of 2027. The profit sharing bonus shall be equal to 0.7% of the annual net income of SDSP in excess of $2,000,000. “Net income” for purposes of this section shall mean all net income of SDSP, including income or loss generated from outside investments of SDSP. For example, if SDSP has net income of $8,000,000 in 2026, the profit sharing bonus payable to Employee would be $42,000 ($8,000,000 - $2,000,000 = $6,000,000 x 0.007).
7.Vacation. Employee shall be entitled to paid vacations and holidays in accordance with the policies of SDSP in effect from time-to-time for similarly situated employees.
8.Other Benefits. Employee shall be entitled to participate in such benefit plans or programs which SDSP from time to time may make available to similarly situated employees, subject to the same terms, conditions and eligibility requirements as are applicable to such employees. Employee shall receive a copy of SDSP’s Employee Handbook further detailing the benefits to which Employee is entitled and SDSP’s personnel and general policies. SDSP, acting through its Board of Managers, shall be entitled to amend, modify or replace the Employee Handbook and personnel regulations and policies in its sole discretion.
9.Expenses. Employee shall be entitled to reimbursement by SDSP of reasonable ordinary and necessary travel and other expenses incurred by Employee in performing his duties under this Agreement, in accordance with the policies established by SDSP for similarly situated employees and upon proper accounting by Employee for such expenses, including any accounting required by applicable federal tax laws and regulations.
10.Life Insurance. SDSP, in sole its discretion, may purchase or renew insurance on the life of Employee. Employee shall submit to reasonable medical examinations and otherwise reasonably cooperate with SDSP in connection with obtaining such insurance.
11.Term and Termination.
a.Term. The term of this Agreement shall commence on the date of this Agreement and, unless terminated earlier pursuant to the terms of this Section 11, shall continue thereafter until December 31, 2027.
b.Termination For Cause. SDSP may terminate this Agreement for “cause” upon written notice to Employee. If this Agreement is terminated for “cause”, Employee shall be entitled to receive: (i) the Base Salary through the effective date of termination, (ii) any other amounts earned, accrued or owed to Employee under this Agreement but not paid as of the date of termination, and (iii) any other benefits payable to Employee upon such termination under any benefit plans or programs of SDSP in effect on the date of termination; less any claims of SDSP against Employee. The term “cause” shall mean: (i) Employee’s confession or conviction of theft, fraud, embezzlement or other crime involving dishonesty; (ii) Employee’s excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without reasonable cause; (iii) Employee’s act or omission constituting a material breach of any provision of this Agreement, including Sections 12, 13, 14 and 15 below; (iv) habitual and material negligence by
Employment Agreement

Exhibit 10.1
Employee in the performance of Employee’s duties under this Agreement; (v) Employee’s abuse, misuse or destruction of property of SDSP, its affiliates, or its customers; (vi) Employee’s making or publishing of false or malicious statements concerning SDSP; or (vii) material failure by Employee to comply with the policies of SDSP or a lawful directive of the Board of Managers of SDSP and the failure to cure such non-compliance within ten days after his receipt of a written notice from the Board of Managers setting forth in reasonable detail the particulars of such non-compliance. The preceding list is not intended to be exhaustive; other conduct of a similar nature may result in the termination of this Agreement for “cause.” However, the results of SDSP’s operations or any business judgment made in good faith by Employee shall not constitute an independent basis for termination of this Agreement for “cause.”
c.Termination By SDSP Without Cause. If this Agreement is terminated by SDSP without “cause”, Employee shall be entitled to receive: (i) the Base Salary for the greater of (A) the remaining term of this Agreement or (B) fifty-two (52) weeks from the date of termination, (ii) any other amounts earned, accrued or owed to Employee under this Agreement but not paid as of the date of termination, and (iii) any other benefits payable to Employee under any benefit plans or programs of SDSP in effect on the date of termination.
d.Termination Upon Death or Disability. This Agreement shall terminate upon the death or disability of Employee. If this Agreement is terminated due to Employee’s death or disability, Employee or Employee’s estate or representatives, as the case may be, shall be entitled to receive: (i) the Base Salary through the date of Employee’s death or the date upon which Employee is deemed to be disabled, as the case may be, (ii) any other amounts earned, accrued, or owed to Employee under this Agreement but not paid as of such date, and (iii) any other benefits payable to Employee under any benefit plans or programs of SDSP in effect on such date. The term “disability” shall mean: (a) the inability of Employee to perform his regular duties for SDSP for a period of 12 consecutive weeks and, in the opinion of two physicians, Employee will be unable to return to his regular duties for at least another 12 weeks; or (b) Employee is adjudicated by a court of competent jurisdiction as incompetent to manage Employee’s person or property regardless of any period during which Employee is unable to perform his regular duties for SDSP.
e.Occurrence of Extraordinary Event. Notwithstanding anything to the contrary herein, upon the occurrence of an “extraordinary event” as defined below, this Agreement shall be deemed to have been terminated by SDSP without cause, thereby entitling Employee to the payments described in subsection (c) above. For purposes of this Agreement, the term “extraordinary event” shall mean (i) the merger or consolidation of SDSP with another entity in which SDSP is not the surviving entity, unless Employee is employed in a similar position by the surviving entity; or (ii) the voluntary sale of all or substantially all of the assets of SDSP as a going concern, unless Employee is employed in a similar position by a successor company that has purchased substantially all of the assets of SDSP.
12.Confidential Information. Employee acknowledges and agrees that SDSP and its affiliates own and control proprietary information concerning the operations, processes, methods and accumulated experience incidental to producing, processing, refining, marketing and selling soy-based and related agricultural products, services and systems, including business and
Employment Agreement

Exhibit 10.1
technical information, financial information, accounting data, marketing techniques and materials, business plans, business operations, pricing policies and manuals, profit margins, expense ratios, personnel information, customer information, supplier information, technology, intellectual property, trade secrets, ideas, discoveries, inventions, patents, patent applications, techniques, drawings, designs, plans, specifications and products (the “Confidential Information”). Employee agrees that by reason of Employee’s employment by SDSP, Employee has, and/or may in the future come into possession of, knowledge of or contribute to the Confidential Information. Employee agrees that all Confidential Information is and shall remain the exclusive property of SDSP or its affiliates and that, during the term of this Agreement and following the termination hereof for any reason, Employee shall not disclose or use the Confidential Information for any purpose except in the course of Employee’s duties under this Agreement in furtherance of SDSP’s and its affiliates’ business.
13.Delivery of Confidential Information and Employer Property. Upon request of SDSP and in any event upon termination of Employee’s employment for any reason, Employee shall promptly deliver to SDSP all Confidential Information, including all originals, copies, summaries or extracts of books, catalogues, sale brochures, customer lists, prospective customer lists, price lists, employee manuals, notes, photographs, tape recordings, specifications, operations manuals and all other documents or tangible materials reflecting or referencing Confidential Information, as well as all other materials furnished to or acquired by Employee as a result of or during the course of Employee’s employment.
14.Non-Competition. To prevent improper use of Confidential Information and unfair competition and diminution of the goodwill and other proprietary interests of SDSP and its affiliates, Employee agrees that, during the term of this Agreement and for a period of two (2) years following the termination hereof for any reason, and in a geographical area encompassing all of North America, Employee shall not, directly or indirectly, own, manage, operate, control, be employed by, work for, consult with or for, participate in, or be connected in any manner whatsoever with, the ownership, operation or control of any business that: (a) solicits any customer of SDSP or its affiliates for the purpose of obtaining the business of such customer in competition with SDSP or its affiliates; (b) solicits any prospective customer of SDSP or its affiliates (meaning any person or entity with whom SDSP or its affiliates have had any significant contact to develop new business), for the purpose of obtaining the business of such customer in competition with SDSP or its affiliates; or (c) engages in any business which is the same or essentially the same as the business of SDSP or its affiliates.
15.Non-Solicitation. During the term of this Agreement and for a period of one (1) year following the termination hereof for any reason, Employee, directly or indirectly, shall not employ, solicit for employment, assist any other person in employing or soliciting for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person who then is, or during any portion of the twelve (12) months prior to such employment or solicitation, an employee of SDSP or its affiliates.
16.Reasonableness of Restrictions. Employee acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions and limitations in this Agreement are reasonable as to geographic scope and duration and are necessary to protect SDSP’s and its affiliates’ proprietary interests in the Confidential Information and to preserve for SDSP and its affiliates the competitive advantages necessary for their success.
Employment Agreement

Exhibit 10.1
17.Remedies. Employee acknowledges and agrees that it is impossible to measure in money the damages which will accrue to SDSP if Employee breaches any of Employee’s obligations under Sections 12, 13, 14 or 15 above, and that SDSP would be irreparably damaged by such breach by Employee. Accordingly, if any action or proceeding is instituted by or on behalf of SDSP to enforce such sections, Employee hereby waives any claim or defense thereto that SDSP has an adequate remedy at law or that SDSP has not been irreparably injured thereby. The rights and remedies of SDSP pursuant to this section are cumulative, and shall not exclude any other right or remedy SDSP may have pursuant to this Agreement or at law or in equity.
18.Costs. In the event either party hereto institutes legal proceedings to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees incurred in connection with such proceeding.
19.Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns. The services to be provided by Employee hereunder are personal in nature, and Employee may not assign or transfer this Agreement or any right or obligation hereunder.
20.Survival. Upon termination of this Agreement for any reason, any section that by its nature should survive this Agreement shall survive and continue in effect and be binding upon the Parties, including Sections 11 through 18.
21.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which other provisions shall remain in full force and effect. Without limiting the foregoing, the parties agree that the covenants contained in Sections 12, 13, 14 and 15 above are independent of one another and severable. In the event any part of the covenants contained in such sections is held to be invalid or unenforceable, the remaining parts thereof shall continue to be valid and enforceable as though the invalid and unenforceable part had not been included herein. If any provisions of the covenants contained in Sections 12, 13, 14 or 15 relating to the time period, geographical area, or restricted activity are declared by a court to exceed the maximum time periods or restricted activities which such court deems reasonable and enforceable, the parties agree that the court making such a determination shall have the power and is directed to reduce the time period, geographical area, and/or restricted activity to the maximum time period, geographical area, and/or restricted activity which such court deems reasonable.
22.Waiver. The waiver by SDSP of a breach of any covenant of this Agreement, or the failure of SDSP to take action against any other employee for similar breaches, shall not operate or be construed as a waiver of any subsequent or later breach by Employee.
23.Governing Law; Jurisdiction. All rights and obligations arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota. The parties hereby agree that any legal proceeding brought to enforce the terms of this Agreement shall be brought in the courts of the State of South Dakota located in Brookings County, South Dakota, and the parties hereby consent to the jurisdiction and venue of such courts.
24.Entire Agreement; Amendment. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and supersedes and replaces that
Employment Agreement

Exhibit 10.1
Employment Agreement between SDP and Employee dated January 1, 2023. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by Employee and SDSP.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement the date first written above.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC	EMPLOYEE

/s/ Craig Weber	/s/ Thomas J. Kersting
Chairman of Board of Managers	Thomas J. Kersting
Employment Agreement